Exhibit 99.1

FOR IMMEDIATE RELEASE

Pep Boys Reports Second Quarter 2015 Results

— Comp Sales, Margins and Net Earnings Improve —

PHILADELPHIA — September 8, 2015 — The Pep Boys — Manny, Moe & Jack (NYSE: “PBY”), the nation’s leading automotive aftermarket service and retail chain, announced the following results for the thirteen (second quarter) and twenty-six (six months) weeks ended August 1, 2015.

Second Quarter

Sales

Sales for the thirteen weeks ended August 1, 2015 increased by $0.8 million, or 0.1%, to $526.5 million from $525.8 million for the thirteen weeks ended August 2, 2014. Comparable sales increased 0.3%, consisting of an increase of 0.5% in comparable merchandise sales and a decrease of 0.4% in comparable service revenue. In accordance with GAAP, service revenue is limited to labor sales, while merchandise sales include merchandise sold through both our service center and retail lines of business. Re-categorizing sales into the respective lines of business from which they are generated, comparable service center revenue increased 0.6%, while comparable retail sales remained flat.

Earnings

Net earnings for the second quarter of fiscal 2015 were $4.8 million ($0.09 per share) as compared to net loss of $0.3 million ($0.00 per share) recorded in the second quarter of fiscal 2014. The 2015 results included, on a pre-tax basis, a $1.7 million asset impairment charge, $1.1 million in expenses related to our annual meeting and strategic alternatives review and a $0.3 million severance charge. The 2014 results included, on a pre-tax basis, a $2.7 million asset impairment charge and a $0.8 million severance charge. In addition, the 2014 results included a $0.9 million tax charge related to state valuation allowances.

Six Months

Sales

Sales for the twenty-six weeks ended August 1, 2015 increased by $4.2 million, or 0.4%, to $1,068.8 million from $1,064.6 million for the twenty-six weeks ended August 2, 2014. Comparable sales increased 0.6%, consisting of a 0.5% comparable service revenue increase and a 0.6% comparable merchandise sales increase. Re-categorizing sales (see above), comparable service center revenue increased 1.2%, while comparable retail sales decreased 0.2%.

Earnings

Net earnings for the first six months of 2015 were $16.7 million ($0.31 per share) as compared to $1.3 million ($0.03 per share) for the first six months of fiscal 2014. The 2015 results included on a pre-tax basis, a $10.0 million sale of a leasehold interest offset by a $2.5 million asset impairment charge, $2.5 million in expenses related to our annual meeting and strategic alternatives review and a $0.8 million severance charge.  The 2014 results included, on a pre-tax basis, a $4.0 million charge for litigation, a $3.8 million asset impairment charge and a $1.1 million severance charge. In addition, the 2014 results included a $0.9 million tax expense related to valuation allowances.

Commentary

“We continue to improve our operating profit by increasing gross profit margins and controlling costs,” said CEO Scott Sider.  “And while we are pleased to report the fourth consecutive quarter of positive comparable store sales, I believe our biggest opportunity is to grow top-line revenue.”

Scott continued, “We are laying the groundwork to create a sales and service culture focused on maximizing the value of each transaction and building customer loyalty.  We expect service including tires, commercial and digital sales to lead the way.”

About Pep Boys

Since 1921, Pep Boys has been the nation’s leading automotive aftermarket chain. With over 7,500 service bays in over 800 locations in 35 states and Puerto Rico, Pep Boys offers name-brand tires; automotive maintenance and repair; parts and expert advice for the Do-It-Yourselfer; commercial auto parts delivery; and fleet maintenance and repair. Customers can find the nearest location by calling 1-800-PEP-BOYS (1-800-737-2697) or by visiting www.pepboys.com.

Certain statements contained herein constitute “forward-looking statements” within the meaning of The Private Securities Litigation Reform Act of 1995. The words “guidance,” “expect,” “anticipate,” “estimates,” “targets,” “forecasts” and similar expressions are intended to identify such forward-looking statements. Forward-looking statements include, but are not limited to, management’s expectations regarding implementation of its long-term strategic plan and actions taken or contemplated to enhance shareholder value, future financial performance, automotive aftermarket trends, levels of competition, business development activities, future capital expenditures, financing sources and availability and the effects of regulation and litigation. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. The Company’s actual results may differ materially from the results discussed in the forward-looking statements due to factors beyond the control of the Company, including the strength of the national and regional economies, retail and commercial consumers’ ability to spend, the health of the various sectors of the automotive aftermarket, the weather in geographical regions with a high concentration of the Company’s stores, competitive pricing, the location and number of competitors’ stores, product and labor costs and the additional factors described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events.

Investors have an opportunity to listen to the Company’s quarterly conference calls discussing its results and related matters. The call for the second quarter will be broadcast live on Wednesday, September 9 at 8:30 a.m. EDT over the Internet at the Vcall website, located at www.investorcalendar.com. To listen to the call live, please go to the website at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. Supplemental financial information will be available the morning of Wednesday, September 9 on Pep Boys’ website at www.pepboys.com. In addition, Pep Boys’ investor presentation, also available at www.pepboys.com, will be updated to reflect the Company’s year-to-date results.

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Investor Contact:

Joseph Buscaglia

(215) 430-9975

Email: investorrelations@pepboys.com

Pep Boys Financial Highlights

Thirteen weeks ended	August 1, 2015	August 2, 2014

Total revenues	$526,546,000	$525,773,000

Net earnings (loss)	$4,810,000	$(273,000)

Basic earnings per share:
Average shares	54,239,000	53,528,000

Basic earnings per share:	$0.09	$—

Diluted earnings per share:
Average shares	54,431,000	53,528,000

Diluted earnings per share:	$0.09	$—

Twenty-six weeks ended	August 1, 2015	August 2, 2014

Total revenues	$1,068,807,000	$1,064,595,000

Net earnings	$16,704,000	$1,338,000

Basic earnings per share:
Average shares	54,167,000	53,499,000

Basic earnings per share:	$0.31	$0.03

Diluted earnings per share:
Average shares	54,308,000	54,025,000

Diluted earnings per share:	$0.31	$0.03